Exhibit 3.1

TERMINATION OF

CERTIFICATE OF DESIGNATIONS OF

5.90% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

SPIRE INC.

Pursuant to Section 351.180 of the General Business and Corporations Law of the State of Missouri, Spire Inc., a Missouri corporation (the “Corporation”), does hereby certify that:

Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation, as amended (as such may be further amended, modified or restated from time to time, and including this Termination of Certificate of Designations, the “Articles of Incorporation”), and applicable law, the Board of Directors adopted a resolution on February 13, 2026, authorizing the cancellation of the Certification of Designations of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of the State of Missouri on May 16, 2019, which created a series of 10,000 shares of Preferred Stock, par value $25.00 per share, of the Corporation designated as “5.90% Series A Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”);

Certain designated officers of the Corporation, including the President and any Vice President of the Corporation have been authorized by the Board to take action to terminate the Certificate of Designations; and

Pursuant to the authority conferred upon the Board by the Articles of Incorporation and Section 351.180.7 of The General and Business Corporation Law of Missouri, which provides, in pertinent part, that the Board may eliminate from the Articles all references to the Series A Preferred Stock by filing this certificate terminating the Certificate of Designations, the Board adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board, the Certificate of Designations is hereby terminated and all references to the Series A Preferred Stock, including all powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof as set forth in the Certificate of Designations, are hereby eliminated from the Articles of Incorporation;

RESOLVED FURTHER, that no shares of Series A Preferred Stock are outstanding and none of such shares will be issued pursuant to the Certificate of Designations;

RESOLVED FURTHER, that the shares of Preferred Stock previously designated as Series A Preferred Stock shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, and may thereafter be issued by the Corporation as shares of any series of preferred stock as may be designated by the Board from time to time in accordance with the Articles of Incorporation of the Corporation and applicable law; and

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RESOLVED FURTHER, that the Board further authorizes and directs the officers of the Corporation (“Officers”) to execute and deliver any and all agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents with respect to the matters contemplated by the foregoing resolutions, to make any filings pursuant to federal, state or local laws, including any filing with the Secretary of State of the State of Missouri, that such Officers deem necessary to incur any fees and expenses and to do or cause to be done any and all such other acts and things as, in the opinion of any such Officer, may be necessary, appropriate or desirable in order to comply with the applicable laws and regulations of any jurisdiction, or otherwise in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions and to permit the matters contemplated thereby to be lawfully consummated.

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IN WITNESS WHEREOF, Spire Inc. has caused this Termination of Certificate of Designations of Series A Preferred Stock to be signed by Courtney Vomund, its Senior Vice President, this 13th day of February, 2026.

SPIRE INC.

By:	/s/ Courtney M. Vomund
Name:	Courtney M. Vomund
Title:	Senior Vice President, Chief Administrative Officer and Corporate Secretary

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